Exhibit 99.1

KKR Financial Holdings LLC to Host Conference Call to Discuss $230.4 Million Common Share Offering and $270.0 Million Common Share Rights Offering to Common Shareholders

SAN FRANCISCO, CA, August 20, 2007/PRNewswire-FirstCall/KKR Financial Holdings LLC (NYSE: KFN) announced that it will host a conference call and audio web cast today at 9:00 AM New York time.  On the conference call management of KKR Financial Holdings LLC (the “Company”) will discuss the following transactions:

•                  A common share offering consisting of a sale of 16,000,000 common shares to seven unaffiliated institutional investors (certain funds managed by Farallon Capital Management, L.L.C., Fir Tree Partners, JGE Capital Management, Marsico Capital Management, Morgan Stanley, Oak Hill Advisors, and Sageview Capital L.P.) in separately negotiated transactions registered under the Securities Act of 1933 at a price of $14.40 per share, which was the closing price of KFN’s common shares on the NYSE on August 17, 2007.  Proceeds from the transaction total $230.4 million and the Company will use the net proceeds for general corporate purposes.

•                  A public rights offering registered under the Securities Act of 1933 of up to $270.0 million to its common shareholders. Under the terms of the rights offering, the Company will distribute non-transferable rights to subscribe for up to 18,750,000 common shares. Each holder of common shares will receive 0.19430 rights for each common share held at the close of business on August 30, 2007, the record date for the rights offering. The subscription price for the common shares offered in the rights offering will be $14.40 per share, which was the closing price for the Company’s common shares on August 17, 2007. The rights will expire on September 19, 2007 at 5:00 p.m., New York City time, unless extended. The Company will use the net proceeds of the rights offering for general corporate purposes. Consummation of the rights offering is subject to general closing conditions.

•                  A backstop commitment agreement with principals of Kohlberg Kravis Roberts & Co. L.P., pursuant to which these persons have agreed, subject to customary conditions, to purchase up to approximately $100.0 million of common shares at the same price per share of $14.40 to the extent that the rights offering is not fully subscribed.

The conference call may be accessed by dialing (877) 502-9272 (Domestic) or (913) 981-5581 (International); a pass code is not required. The replay will be available through September 4, 2007 by dialing (888) 203-1112 (Domestic) and (719) 457-0820 (International) / pass code 5227456.

Supplemental material that will be discussed during the call, as well as a live audio web cast, will be accessible on the company’s website at http://www.kkrkfn.com in the Investor Relations section under the heading Webcasts & Events. A replay of the audio web cast will be archived in the Investor Relations section of the company’s website.

KKR Financial Holdings LLC is a specialty finance company that invests in multiple asset classes. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC. KKR Financial Holdings LLC and KKR Financial Advisors LLC are affiliates of Kohlberg Kravis Roberts & Co. L.P.

For more information about KKR Financial Holdings LLC or a copy of this press release visit its website at http://www.kkrkfn.com.

CONTACT:

Investors
Laurie L. Poggi
KKR Financial
(415) 315-3718

Media
Roanne Kulakoff/Joseph Kuo
Kekst and Company
(212) 521-4837/4863